3rd Quarter 2023 Earnings Release Presentation November 2, 2023

2 Available Information On November 2, 2023, Consolidated Edison, Inc. issued a press release reporting its third quarter 2023 earnings and filed with the Securities and Exchange Commission the company’s third quarter 2023 Form 10-Q. This presentation should be read together with, and is qualified in its entirety by reference to, the earnings press release and the Form 10-Q. Copies of the earnings press release and the Form 10-Q are available at: www.conedison.com/en/. (Select “For Investors” and then select “Press Releases” and “SEC Filings,” respectively.) Forward-Looking Statements This presentation contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and are subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance and failure to retain and attract employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it; it may have substantial unfunded pension and other postretirement benefit liabilities; it faces risks related to health epidemics and other outbreaks; its strategies may not be effective to address changes in the external business environment; it faces risks related to supply chain disruptions and inflation; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Non-GAAP Financial Measures This presentation also contains financial measures, adjusted earnings and adjusted earnings per share (adjusted EPS), that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the gain and other impacts related to the sale of the Clean Energy Businesses, the impairment loss related to Con Edison's investment in the Mountain Valley Pipeline, the effects of HLBV accounting for tax equity investments and mark-to-market accounting and the related tax impact on the parent company. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance. For more information, contact: Jan Childress, Director, Investor Relations Kiley Kemelman, Section Manager, Investor Relations Mei Poon, Manager, Investor Relations Caroline Elsasser, Sr. Financial Analyst, Investor Relations Tel: 212-460-6611 Tel: 212-460-6562 Tel: 212-460-1251 Tel: 212-460-4431 Email: childressj@coned.com Email: kemelmank@coned.com Email: poonm@coned.com Email: elsasserc@coned.com Investor Relations conEdison.com

3 Organizational Structure a. As of September 30, 2023. b. Senior unsecured ratings and outlook shown in order of Moody’s / S&P Global Ratings (S&P) / Fitch. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. c. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. d. CECONY delivers electricity to 3.6 million customers, gas to 1.1 million customers and steam to 1,520 customers e. O&R delivers electricity to 0.3 million customers and gas to 0.1 million customers Regulated Energy Delivery Orange and Rockland Utilities, Inc. (O&R)(e) Consolidated Edison Company of New York, Inc. (CECONY)(d) FERC Regulated Transmission Market Cap(a): $29.5 billion Ratings(b): Baa2 / BBB+ / BBB+ Outlook(b): Positive / Stable / Stable Con Edison Transmission, Inc. (Con Edison Transmission or CET) Rockland Electric Company (RECO) Percentages of Total Assets by Business 92.5% 5.6% 0.6%1.3% CECONY O&R CET Other 2023 Total Assets: $64 billion(a) (a) (c)

4 Con Edison: Completed Substantial De-Risking Across Key Areas ◦ Transition to pure-play utility: ▪ Completed the bulk of non-core asset sales ▪ Revenue decoupling in place at core New York electric and gas operations ◦ Rate base largely established through 2025: ▪ 6.1% annual rate base growth forecasted, through 2025 ▪ Investments support safety, reliability, and transition to clean energy by 2050 ◦ Strengthened balance sheet through sale of Clean Energy Businesses: ▪ Proceeds pay off all parent-level long-term debt by year-end, reducing interest rate risk at the parent ▪ $1 billion share repurchase completed Con Edison offers one of the strongest balance sheets in the utility sector

5 Recent Business Updates Con Edison's strong performance record continues with strategic actions that position it for growth and leadership in New York's clean energy transition July • The New York State Public Service Commission (NYSPSC) approved the CECONY electric and gas joint proposal – Rate base visibility through 2025 with $11.8 billion in new capital investment authorized – ROE of 9.25% and equity ratio of 48% August • CECONY filed with the NYSPSC for the $1.2 billion Reliable Clean City – Idlewild Project September • CECONY, New York State Department of Public Service (NYSDPS) and other parties entered into a Joint Proposal for the steam rate plan, subject to approval by the NYSPSC • CECONY and O&R filed a revised Gas Long-Term Plan with the NYSDPS • CECONY updated its 2019 climate change vulnerability study and O&R published its initial climate change vulnerability study. CECONY and O&R plan to file a petition with the NYSPSC for a climate resilience investment plan by November 2023

3Q Financial Highlights $1.53 earnings per share (GAAP) / $1.62 adjusted earnings per share (non-GAAP) $5.00 - $5.10 (non-GAAP) Raised 2023 adjusted EPS guidance range CECONY entered into a joint proposal for the Steam rate plan(a) Reflects 9.25% ROE, 48% equity ratio and new weather normalization 6 (a) Subject to NYSPSC approval

Rate Updates 7

8 Summary of CECONY Steam Joint Proposal (a) Additional rate plan information: Rate Plan Information | Consolidated Edison, Inc. Case number 22-S-0659 ($ in millions) Rate Change Average Rate Base Capital Expenditures Rate Year 1: 2023/24 $110 $1,799 $106 Rate Year 2: 2024/25 44 1,848 107 Rate Year 3: 2025/26 45 1,882 105 Annual levelized rate increase $78 Proposed rate changes and capital expenditures for three-year period to begin November 1, 2023 and reflect 9.25% ROE, 48% equity ratio and new weather normalization mechanism (a) The Joint Proposal is subject to approval by the NYSPSC. The Joint Proposal is made as of the 1st of September 2023, by and among Consolidated Edison Company of New York, Inc., New York State Department of Public Service Staff, the City of New York, Consumer Power Advocates, Natural Resources Defense Council and other parties whose signature pages are or will be attached to the Proposal Major Provisions • New weather normalization mechanism • Continues full reconciliation of costs for pension and Other Post-Employment Benefits (OPEBs) and environmental remediation • Reconciliation of property taxes, municipal infrastructure support costs, long-term debt cost, uncollectible costs, and late payment charges • Continuation of provision for recovery of cost of fuel • Make-whole recovery back to November 1, 2023 if the Joint Proposal is approved after that date • Framework for petitioning for additional decarbonization investments during the rate plan

CECONY Steam Rate Joint Proposal Comparison (a) (a) The Joint Proposal is subject to approval by the NYSPSC 9 ($ in millions) Case number 22-S-0659 Rate Year 1: Nov 2023 – Oct 2024 September 2023 Joint Proposal November 2022 Filing February 2023 Update March 2023 Staff Testimony Property taxes $71 $73 $74 $70 Revenue to cover sales shortfall 62 66 63 54 Depreciation 27 25 26 24 New infrastructure investment 20 18 21 19 ROE/Financing (8) 4 4 (10) Income taxes (35) (33) (36) (36) Operating expenses (41) (26) (27) (41) All other 14 10 16 14 Total Rate Increase $110 $137 $141 $94 Rate Base $1,799 $1,778 $1,812 $1,790 ROE 9.25% 10.00% 10.00% 9.00% Equity Ratio 48% 50% 50% 48% Upcoming NYSPSC Commission Sessions • November 16, 2023 • December 14, 2023

Other New York State Regulatory Proceedings 10

NYSPSC & NYISO Proceedings and Developments 11 Climate Leadership and Community Protection Act (CLCPA) ◦ NYSPSC to monitor implementation of the New York State law to achieve climate change goals, e.g., 70% renewable power by 2030 ◦ In August 2023, CECONY filed a petition with the NYSPSC requesting authorization and cost recovery to construct two new substations in Jamaica, Queens (the Reliable Clean City - Idlewild Project) ◦ In September 2023, the NYSPSC issued a Guidance Order that establishes a process for utilities to provide additional details on proposed utility-owned thermal energy network (UTEN) pilot projects ▪ CECONY and O&R expect to file UTEN Pilot Project Proposal by December 15, 2023 New Efficiency New York (NENY) and Electric Vehicles (EV) ◦ In July 2023, the NYSPSC adopted a strategic framework for Energy Efficiency and Building Electrification portfolios and directs New York utilities to file proposals in response to the framework totaling $5 billion ($1 billion per year for 2026-2030) ▪ In November 2023, CECONY and O&R filed preliminary energy efficiency and electrification program proposals ▪ Midpoint review is underway for EV light-duty make ready program, awaiting NYSPSC’s action on scope and budget Gas Planning ◦ In July 2023, PA Consultants, on behalf of Department Of Public Service Staff, filed their Initial Report on CECONY and O&R combined Gas Long-Term Plan ▪ In September 2023, CECONY and O&R filed a revised long-term gas system plan ◦ In July 2023, the NYISO’s Short-Term Assessment of Reliability report cited an electric reliability need beginning in the summer of 2025 in CECONY's New York City territory primarily driven by forecasted increases in peak demand and the assumed unavailability of certain generation affected by the Peaker Rule ▪ NYISO will solicit and evaluate market-based solutions by November 2023 New York Independent System Operator (NYISO)

Strong Economic Performance 12

13 • Scale: approximately $29.5 billion equity market cap provides scale as we transition • Growing asset base: 6.1% three-year rate base CAGR reflects infrastructure investment needed for the clean energy future • Solid credit ratings: strong balance sheet and deliberate financial management provide access to credit markets • Simplified balance sheet: no long-term holding company debt by year-end 2023 • Dividend aristocrat: 49 consecutive years of dividend increases for common shareholders is top among S&P 500 utilities • Consistent, Reliable Service: CECONY's electric system is the most reliable in the U.S. Strong Financials Underpin Our Clean Energy Transition

Dividend and Earnings Announcements • On October 19, 2023, the company declared a quarterly dividend of 81 cents a share on its common stock. • On November 2, 2023, the company issued a press release in which it raised its forecast of adjusted earnings per share for the year 2023 to be in the range of $5.00 to $5.10 a share.(a)(b) Reported EPS (GAAP) Adjusted EPS (Non-GAAP) $1.53 $1.73 $1.62 $1.63 2023 2022 2023 2022 3Q 2023 vs. 3Q 2022 a. Adjusted earnings and adjusted earnings per share in the 2023 period exclude the gain and other impacts related to the sale of the Clean Energy Businesses. Adjusted earnings and adjusted earnings per share in the 2023 and 2022 periods exclude the effects of HLBV accounting for tax equity investments, the net mark-to-market effects of the Clean Energy Businesses, and the related tax impacts on the parent company. b. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses. Con Edison’s forecast of adjusted earnings per share for the year of 2023 excludes the gain and other impacts related to the sale of the Clean Energy Businesses (approximately $2.24 a share after-tax), the effects of HLBV accounting for tax equity investments (approximately $(0.02) a share after- tax), the net mark-to-market effects of the Clean Energy Businesses ($(0.03) a share after-tax), and the related tax impacts on the parent company. Reported EPS (GAAP) Adjusted EPS (Non-GAAP) $6.27 $4.15 $4.07 $3.75 2023 2022 2023 2022 YTD 2023 vs. YTD 2022 14

Dividend Aristocrat 49 consecutive years of dividend increases with a CAGR of 5.72% and a target payout of 60% to 70% of adjusted earnings 15

3Q 2023 Earnings Earnings per Share Net Income for Common Stock ($ in Millions) 2023 2022 2023 2022 Reported EPS and Net Income for Common Stock – GAAP basis $1.53 $1.73 $526 $613 Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a) 0.01 — 6 — Income taxes (b) 0.07 — 25 — Gain and other impacts related to sale of the Clean Energy Businesses (net of tax) 0.08 — 31 — HLBV effects (pre-tax) 0.01 0.02 5 6 Income taxes (c) — (0.01) (1) (2) HLBV effects (net of tax) 0.01 0.01 4 4 Net mark-to-market effects (pre-tax) — (0.16) — (55) Income taxes (d) — 0.05 — 17 Net mark-to-market effects (net of tax) — (0.11) — (38) Adjusted EPS and Adjusted Earnings – non-GAAP basis $1.62 $1.63 $561 $579 16 a. The gain and other impacts related to the sale of the Clean Energy Businesses were adjusted during the three months ended September 30, 2023 ($0.01 a share net of tax or $6 million and $5 million net of tax). b. Amounts shown include an increase in the state taxes on the sale of the Clean Energy Businesses ($0.05 a share net of tax or $19 million net of tax) and changes in state unitary tax apportionments ($0.02 a share net of federal taxes or $7 million net of federal taxes) for the three months ended September 30, 2023. The amount of income taxes for other accruals had an effective tax rate of 28% for the three months ended September 30, 2023. c. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 31% for the three months ended September 30, 2023 and 2022, respectively. d. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the three months ended September 30, 2022.

Variance in Reported EPS (GAAP) Variance in Adjusted EPS (non-GAAP) 3Q 2022 Reported EPS CECONY O&R CEBs CET Other 3Q 2023 Reported EPS $1.73 $0.10 $0.01 $(0.28) $0.01 $1.53 3Q 2022 Adjusted EPS CECONY O&R CEBs CET Other 3Q 2023 Adjusted EPS $1.63 $0.10 $0.01 $0.04 $1.62 $(0.17) (a) (a) $0.01 $(0.04) a. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. Walk from 3Q 2022 EPS to 3Q 2023 EPS and 3Q 2022 Adjusted EPS (non-GAAP) to 3Q 2023 Adjusted EPS (non-GAAP) 17

EPS (GAAP Basis) Adjusted EPS (non- GAAP Basis) Electric base rate increase $0.35 $0.35 CECONY(a) Higher operations maintenance activities (0.11) (0.11) Higher interest expense (0.08) (0.08) Higher operation and maintenance expense for stock-based compensation, health care costs and injuries and damages (0.04) (0.04) Change in incentives earned under the electric and gas earnings adjustment mechanisms (EAMs) (0.03) (0.03) Gas base rate change (0.02) (0.02) Higher payroll taxes (0.01) (0.01) Accretive effect of share repurchase 0.04 0.04 Other — — Total CECONY $0.10 $0.10 Electric base rate increase 0.01 0.01 O&R(a) Total O&R 0.01 $0.01 Total Clean Energy Businesses $(0.28) $(0.17) CEBs(b) Higher investment income $0.01 $0.01 CET Total CET $0.01 $0.01 Higher interest income primarily related to the proceeds from sale of the Clean Energy Businesses $0.01 $0.01 Other, including parent company expenses Lower interest expense 0.01 0.01 Net mark-to-market effects 0.01 — Gain and other impacts related to the sale of the Clean Energy Businesses (0.08) — HLBV effects (0.01) — Other 0.02 0.02 Total Other $(0.04) $0.04 Total Variance $(0.20) $(0.01) 3Q 2023 vs. 3Q 2022 EPS and Adjusted EPS (non-GAAP) Variances – Three Months Ended Variation a. Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Revenues from the Utilities' New York gas sales are also subject to a weather normalization clause that adjusts base rates to reflect normal weather conditions during the heating season from October 1 through May 31. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations. b. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses. 18

3Q 2023 vs. 3Q 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company CECONY O&R CET Other(b) Total Reported EPS – GAAP basis $1.49 $0.10 $0.01 $(0.07) $1.53 Gain on Sale of the Clean Energy Businesses (pre-tax) — — — — — Income taxes — — — 0.05 0.05 Gain on Sale of the Clean Energy Businesses (net of tax) — — — 0.05 0.05 Other accruals related to the sale of the Clean Energy Businesses (pre-tax) — — — 0.01 0.01 Income taxes (a) — — — — — Other accruals related to the sale of the Clean Energy Businesses (net of tax) — — — 0.01 0.01 Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes) — — — 0.02 0.02 Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes) — — — 0.02 0.02 HLBV effects (pre-tax) — — — 0.01 0.01 Income taxes (b) — — — — — HLBV effects (net of tax) — — — 0.01 0.01 Adjusted EPS – non-GAAP basis $1.49 $0.10 $0.01 $0.02 $1.62 Three Months Ended September 30, 2023 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 28% for the three months ended September 30, 2023. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the three months ended September 30, 2023. c. Other includes the parent company, Con Edison's tax adjustments, the deferred project held for sale and consolidation adjustments. 19

3Q 2023 vs. 3Q 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company (Cont'd) CECONY O&R CEBs CET Other(c) Total Reported EPS – GAAP basis $1.39 $0.09 $0.28 $— $(0.03) $1.73 HLBV effects (pre-tax) — — 0.02 — — 0.02 Income taxes (a) — — (0.01) — — (0.01) HLBV effects (net of tax) — — 0.01 — — 0.01 Net mark-to-market losses (pre-tax) — — (0.16) — — (0.16) Income taxes (b) — — 0.04 — 0.01 0.05 Net mark-to-market losses (net of tax) — — (0.12) — 0.01 (0.11) Adjusted EPS – non-GAAP basis $1.39 $0.09 $0.17 $— ($0.02) $1.63 Three Months Ended September 30, 2022 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the three months ended September 30, 2022. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the three months ended September 30, 2022. c. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidated adjustments. 20

3Q 2023 Developments(a) CECONY & O&R In July 2023, the NYSPSC issued an order implementing the next phase in the state’s energy efficiency portfolio process to assist with meeting CLCPA goals. On November 1, 2023, CECONY and O&R filed preliminary energy efficiency and electrification program proposals for the years 2026 - 2030. (page 89) In August 2023, CECONY filed a petition with the NYSPSC requesting authorization and cost recovery to construct two new substations in Jamaica, Queens (the Reliable Clean City - Idlewild Project) by May 2028 to meet anticipated reliability needs and to support New York State’s electrification and CLCPA goals. CECONY estimates that construction will cost $1,200 million. CECONY proposed cost recovery through a surcharge or base rates, depending on the in-service date and the timing of future rate filings. CECONY's petition is subject to approval by the NYSPSC. (pages 23, 90, 91) In October 2023, NYSERDA announced that it selected three new offshore wind projects for contract negotiations, representing 4,032 MW of energy by 2030. One of the conditional awards, the Community Offshore Wind project, is expected to connect 1,314 MW of offshore wind electricity through CECONY’s Brooklyn Clean Energy Hub by 2030 and another conditional award, the Excelsior Wind project, is expected to connect 1,314 MW of offshore wind electricity using the capability of the Propel NY Energy project. (page 89) In September 2023, CECONY, the NYSDPS and other parties entered into a Joint Proposal for a CECONY steam rate plan for the three-year period November 1, 2023 through October 31, 2026. The Joint Proposal is subject to approval by the NYSPSC. (page 23) In September 2023, the NYSPSC issued an order providing guidance on the development of utility thermal energy network pilot projects. The order provides structure in the development of thermal network pilot projects previously proposed by the state’s utilities and directs utilities to file monthly progress and expenditure reports starting November 15, 2023, and thermal network pilot project proposals by December 15, 2023. The proposed pilots are subject to approval by the NYSPSC. (page 88) In September 2023, CECONY updated its 2019 climate change vulnerability study and O&R published its initial climate change vulnerability study. The studies evaluated present-day infrastructure, design specifications, procedures under a range of potential climate futures and a suite of adaptation investments for consideration. The Utilities’ studies identified rising temperature, flooding, wind and ice and extreme and compound weather events, including, but not limited to, hurricanes, heat waves, Nor’easters, cold snaps and deluge rain to be the risks to their systems resulting from the impact of climate change as manifested in increased system load, asset degradation, equipment damage, accessibility and worker safety. The Utilities' studies were developed pursuant to a New York State Public Service law that requires all New York electric utilities to conduct a climate change vulnerability study by September 2023 and develop and file for approval by the NYSPSC a climate resilience investment plan by November 2023 that proposes storm hardening and resilience measures for the next ten years and twenty years. The law authorizes utilities to recover costs through a climate resilience cost recovery surcharge for costs incurred outside of rate proceedings and roll any unrecovered costs into base rates when base rates are next reset. The New York utilities are required to file an updated climate resilience investment plan with the NYSPSC for approval at least every five years. (page 89) 21 a. Page references to 3Q 2023 Form 10-Q unless noted otherwise.

3Q 2023 Developments (cont'd)(a) CECONY & O&R Also in September 2023, CECONY and O&R filed an update to their May 2023 combined gas system long-term plan for their gas distribution systems. The Utilities’ plan has a 20-year horizon to achieve the greenhouse gas emissions reduction targets of the CLCPA and includes three pathways: (1) a reference pathway based on investments approved by the NYSPSC, (2) an alternate hybrid electric generation and low-carbon fuels pathway and (3) an alternate deep electrification pathway. The September 2023 update concludes that gas sales and emissions in their service territories are projected to decline under all three pathways. However, the reference pathway’s substantial reliance on conventional fossil natural gas will prevent achievement of sufficient GHG emissions reductions to meet the CLCPA targets. Ambitious decarbonization strategies that include energy efficiency, electrification and procurement of low-carbon gaseous fuels will enable more meaningful emissions reductions. The Utilities expect to file the final plan by the end of 2023 that will be subject to NYSPSC approval. (page 89) In October 2023, FERC approved a July 2023 settlement agreement among Rockland Electric Company (RECO), the New Jersey Division of Rate Counsel and the NJBPU that resolves all issues set for hearing and increases RECO's annual transmission revenue requirement from $16.9 million to $18.2 million, effective August 30, 2022 through December 31, 2023 and to $20.7 million, effective January 1, 2024. (page 25) During the summer (June-August) of 2023, electric peak demand in CECONY's service area was 11,464 MW (which occurred on July 27, 2023). At design conditions, electric peak demand in CECONY's service area would have been approximately 12,567 MW in 2023 compared to CECONY's forecast of 12,990 MW. The lower peak demand at design conditions as compared to the forecast reflects lower than anticipated new business, higher than anticipated energy efficiency measures by customers and variability in customers’ hybrid work schedules. CECONY increased its five-year forecast of average annual growth in electric peak demand in its service area at design conditions from approximately 0.6 percent (for 2023 to 2027) to approximately 0.7 percent (for 2024 to 2028). (page 60) During the summer (June-August) of 2023, electric peak demand in O&R's service area was 1,336 MW (which occurred on July 28, 2023). At design conditions, electric peak demand in O&R's service area would have been approximately 1,493 MW in 2023 compared to O&R's forecast of 1,545 MW. The lower peak demand at design conditions as compared to the forecast primarily reflects lower than anticipated new business, higher than anticipated solar energy contributions from customers and variability in customers’ hybrid work schedules. O&R increased its five-year forecast of average annual growth in electric peak demand in its service area at design conditions from approximately 0.4 percent (for 2023 to 2027) to approximately 2.0 percent (for 2024 to 2028). (page 60) 22 a. Page references to 3Q 2023 Form 10-Q unless noted otherwise. Con Edison Transmission In mid-August 2023, construction of the Mountain Valley Pipeline resumed after resolution of certain legal challenges. In October 2023, the operator of the Mountain Valley Pipeline indicated that it is now targeting an in-service date for the project in the first quarter of 2024 at an overall project cost of approximately $7,200 million excluding allowance for funds used during construction. At September 30, 2023, Con Edison Transmission’s carrying value of its investment in the Mountain Valley Pipeline was $111 million and its cash contributions to the joint venture amounted to $530 million. (pages 20-21)

YTD 2023 Earnings Earnings per Share Net Income for Common Stock ($ in Millions) 2023 2022 2023 2022 Reported Net Income for Common Stock and EPS – GAAP basis $6.27 $4.15 $2,185 $1,470 Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a) (2.56) — (888) — Income taxes (a)(b) 0.32 — 106 — Gain and other impacts related to sale of the Clean Energy Businesses (net of tax) (2.24) — (782) — HLBV effects (pre-tax) 0.01 (0.12) 5 (43) Income taxes (c) — 0.04 (1) 13 HLBV effects (net of tax) 0.01 (0.08) 4 (30) Net mark-to-market effects (pre-tax) 0.04 (0.46) 13 (161) Income taxes (d) (0.01) 0.14 (4) 50 Net mark-to-market effects (net of tax) 0.03 (0.32) 9 (111) Adjusted Earnings and Adjusted EPS – non-GAAP basis $4.07 $3.75 $1,416 $1,329 a. The gain and other impacts related to the sale of the Clean Energy Businesses for the nine months ended September 30, 2023 is comprised of the gain on the sale of the Clean Energy Businesses ($(2.49) a share and $(2.25) a share net of tax or $(866) million and $(784) million net of tax), transaction costs and other accruals ($0.05 a share and $0.04 a share net of tax or $19 million and $13 million net of tax) and the effects of ceasing to record depreciation and amortization expenses on the Clean Energy Businesses’ assets ($(0.12) a share and $(0.08) a share net of tax or $(41) million and $(28) million net of tax). b. Amounts shown include the impact of the changes in state unitary tax apportionments ($0.05 a share net of federal taxes or $17 million net of federal taxes) for the nine months ended September 30, 2023. The amount of income taxes for transaction costs and other accruals and the effects of ceasing to record depreciation and amortization expenses were calculated using a combined federal and state income tax rate of 27% and 32% respectively, for the nine months ended September 30, 2023. The amount of income taxes for the gain on the sale of the Clean Energy Businesses had an effective tax rate of 9% for the nine months ended September 30, 2023. c. The amount of income taxes was calculated using a combined federal and state income tax rate of 21% for the nine months ended September 30, 2023, and a combined federal and state income tax rate of 31% for the nine months ended September 30, 2022. d. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the nine months ended September 30, 2023, and a combined federal and state income tax rate of 31% for the nine months ended September 30, 2022. 23

YTD 2022 Adjusted EPS CECONY O&R CEBs CET Other YTD 2023 Adjusted EPS Variance in Reported EPS (GAAP) Variance in Adjusted EPS (non-GAAP) YTD 2022 Reported EPS CECONY O&R CEBs CET Other YTD 2023 Reported EPS $4.15 $0.54 $0.01 $(0.77) $0.02 $2.32 $6.27 $3.75 $0.54 $0.01 $(0.39) $0.02 $0.14 $4.07 (a) (a) a. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. Walk from YTD 2022 EPS to YTD 2023 EPS and YTD 2022 Adjusted EPS (non- GAAP) to YTD 2023 Adjusted EPS (non-GAAP) 24

EPS (GAAP Basis) Adjusted EPS (non- GAAP Basis) Electric base rate increase $0.55 $0.55 CECONY(a) Gas base rate increase 0.16 0.16 Higher interest income 0.02 0.02 Lower operation and maintenance expense from stock-based compensation, health care costs and injuries and damages 0.01 0.01 Higher income from allowance for equity funds used during construction 0.01 0.01 Higher interest expense (0.19) (0.19) Weather impact on steam revenues (0.07) (0.07) Higher electric operations maintenance activities (0.02) (0.02) Change in incentives earned under the electric and gas earnings adjustment mechanisms (EAMs) (0.01) (0.01) Accretive effect of share repurchase 0.06 0.06 Other 0.02 0.02 Total CECONY $0.54 $0.54 Electric base rate increase $0.01 $0.01 O&R(a)Gas base rate increase 0.01 0.01 Higher storm-related costs (0.01) (0.01) Total O&R $0.01 $0.01 Total Clean Energy Businesses $(0.77) $(0.39) CEBs(b) Higher investment income $0.02 $0.02 CET Total CET $0.02 $0.02 Gain and other impacts related to the sale of the Clean Energy Businesses $2.16 $— Other, including parent company expenses Higher interest income primarily related to proceeds from sale of the Clean Energy Businesses 0.04 0.04 Lower interest expense 0.03 0.03 Net mark-to-market effects 0.03 — Production tax credit from deferred project 0.01 0.01 Lower New York state capital taxes 0.01 0.01 Lower expenses related to the capital funding facility 0.01 0.01 HLBV effects (0.01) — Accretive effect of share repurchase 0.04 0.01 Other — 0.03 Total Other $2.32 $0.14 Total $2.12 $0.32 a. Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Revenues from the Utilities' New York gas sales are also subject to a weather normalization clause that adjusts base rates to reflect normal weather conditions during the heating season from October 1 through May 31. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations. b. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses. YTD 2023 vs. YTD 2022 EPS and Adjusted EPS (non- GAAP) Variances – Nine Months Ended Variation 25

YTD 2023 vs. YTD 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company

Nine months ended September 30, 2023	CECONY	O&R	CEBs	CET	Other(f)	Total
Reported EPS – GAAP basis	**$3.75**	**$0.21**	**$0.06**	**$0.03**	**$2.22**	**$6.27**
Gain on Sale of the Clean Energy Businesses (pre-tax)	—	—	—	—	(2.49)	(2.49)
Income taxes (a)	—	—	—	—	0.24	0.24
Gain on Sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**(2.25)**	**(2.25)**
Transaction costs and other accruals related to the sale of the Clean Energy Businesses (pre-tax)	—	—	—	—	0.05	0.05
Income taxes (b)	—	—	—	—	(0.01)	(0.01)
Transaction costs and other accruals related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**0.04**	**0.04**
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (pre-tax)	—	—	(0.12)	—	—	(0.12)
Income taxes (c)	—	—	0.03	—	0.01	0.04
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**(0.09)**	**—**	**0.01**	**(0.08)**
Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes)	—	—	—	—	0.05	0.05
Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes)	**—**	**—**	**—**	**—**	**0.05**	**0.05**
HLBV effects (pre-tax)	—	—	—	—	0.01	0.01
Income taxes (d)	—	—	—	—	—	—
HLBV effects (net of tax)	**—**	**—**	**—**	**—**	**0.01**	**0.01**
Net mark-to-market effects (pre-tax)	—	—	0.04	—	—	0.04
Income taxes (e)	—	—	(0.01)	—	—	(0.01)
Net mark-to-market effects (net of tax)	**—**	**—**	**0.03**	**—**	**—**	**0.03**
Adjusted EPS – non-GAAP basis	**$3.75**	**$0.21**	**$—**	**$0.03**	**$0.08**	**$4.07**

a. The income taxes on the gain on sale of the Clean Energy Businesses had an effective tax rate of 9% for the nine months ended September 30, 2023. See page 38 of the 2023 Third Quarter Form 10-Q.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 27% for the nine months ended September 30, 2023.
c. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the nine months ended September 30, 2023.
d. The amount of income taxes was calculated using a combined federal and state income tax rate of 21% for the nine months ended September 30, 2023.
e. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the nine months ended September 30, 2023.
f. Other includes parent company, Con Edison's tax adjustments, the deferred project held for sale and consolidation adjustments.

conEdison, inc. ED LISTED NYSE 26

YTD 2023 vs. YTD 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company (Cont'd) CECONY O&R CEBs CET Other(b) Total Reported EPS – GAAP basis $3.21 $0.20 $0.83 $0.01 $(0.10) $4.15 HLBV effects (pre-tax) — — (0.12) — — (0.12) Income taxes (a) — — 0.04 — 0.01 0.05 HLBV effects (net of tax) — — (0.08) — 0.01 (0.07) Net mark-to-market losses (pre-tax) — — (0.46) — — (0.46) Income taxes (a) — — 0.10 — 0.03 0.13 Net mark-to-market losses (net of tax) — — (0.36) — 0.03 (0.33) Adjusted EPS – non-GAAP basis $3.21 $0.20 $0.39 $0.01 $(0.06) $3.75 Nine months ended September 30, 2022 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the nine months ended September 30, 2022. b. Other includes parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. 27

Three-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (non-GAAP)

12 Months Ending December 31,	2021	2022	2023[a]
Reported EPS – GAAP basis	**$3.86**	**$4.68**	**$6.76**
Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a)	—	—	(2.53)
Income taxes (b)	—	—	0.31
Gain and other impacts related to sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**(2.22)**
Impact of the anticipated sale of the Clean Energy Businesses (pre-tax)	—	(0.03)	(0.03)
Income taxes (b)	—	0.35	0.35
Impact of the anticipated sale of the Clean Energy Businesses (net of tax)	**—**	**0.32**	**0.32**
HLBV effects (pre-tax)	(0.41)	(0.17)	(0.03)
Income taxes (b)	0.12	0.05	0.01
HLBV effects (net of tax)	**(0.29)**	**(0.12)**	**(0.02)**
Net mark-to-market effects (pre-tax)	(0.15)	(0.51)	(0.01)
Income taxes (b)	0.05	0.16	—
Net mark-to-market effects (net of tax)	**(0.10)**	**(0.35)**	**(0.01)**
Remeasurement of deferred state taxes related to prior year dispositions (net of federal taxes)	—	0.04	0.04
Remeasurement of deferred state taxes related to prior year dispositions (net of federal taxes)	**—**	**0.04**	**0.04**
Impairment losses related to investment in the Mountain Valley Pipeline, LLC (pre-tax)	0.66	—	—
Income taxes (b)	(0.19)	—	—
Impairment loss related to investment in the Mountain Valley Pipeline, LLC (net of tax)	**0.47**	**—**	**—**
Loss from sale of a renewable electric project (pre-tax)	0.01	—	—
Income taxes (b)	—	—	—
Loss from sale of a renewable electric project (net of tax)	**0.01**		**—**
Impairment loss related to investment in Stagecoach (pre-tax)	0.61	—	—
Income taxes (b)	(0.19)	—	—
Impairment losses related to investment in Stagecoach (net of tax)	**0.42**		**—**
Goodwill impairment on Honeoye (pre-tax)	0.02	—	—
Income taxes (b)	—	—	—
Goodwill impairment on Honeoye (net of tax)	**0.02**	**—**	**—**
Adjusted EPS – non-GAAP basis	**$4.39**	**$4.57**	**$4.87**

a. Represents 12-month trailing EPS ending September 30, 2023.
b. The amount of income taxes was calculated using applicable combined federal and state income tax rates for the nine months ended September 30, 2023 and the years 2021 – 2022.

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Estimated Non-Weather Impact on Electric Delivery Volume Impact on Electric Delivery Volume, prior year(a) Millions of kWh delivered CECONY Impact on Electric Delivery Volume, pre-pandemic(b) Millions of kWh delivered CECONY a. Impact as compared to actuals for the nine months ended September 30, 2023 vs. September 30, 2022. b. Impact as compared to actuals for the nine months ended September 30, 2023 vs. September 30, 2019. CECONY O&R (280) 185 (21) Residential Commercial NYPA 108 (1,325) (371) Residential Commercial NYPA O&R (37) 12 Residential Commercial 83 (22) Residential Commercial O&R (3)% 1% —% 1% (2)% (5)%(6)%1% (1)% 5% 29

CECONY and O&R Operations and Maintenance Expenses[a]
($ in millions)



Departmental
$1,700
$1,722
$1,767
$1,849
$1,886
$2,041
$1,519 YTD
2018
2019
2020
2021
2022
2023E



Other Expenses(b)
Other
Regulatory Fees and Assessments
Healthcare/ Other Employee Benefits
Pension/ OPEBs (c)
$1,159
$364
$525
$176
$94
$1,220
$347
$540
$181
$152
$811
$331
$408
$162
$(90)
$916
$345
$413
$186
$(28)
$1,507
$483
$419
$168
$437
$1,469
$409
$480
$183
$397
$359 YTD
$343 YTD
$135 YTD
$268 YTD
2018
2019
2020
2021
2022
2023E (d)

a. Prior to 2020, select facilities and telecommunication expenses were categorized as Other Expenses. After 2020, the expenses are included in the Departmental category.
b. Other Expenses generally are either reconciled through amounts reflected in rates, or represent surcharges that are recovered in revenues from customers.
c. Represents service costs net of capitalization and rate reconciliation; excludes non-service components of Pension/OPEBs pursuant to Accounting Standards Update 2017-07. For the nine months ended September 30, 2023, CECONY and O&R recorded net non-service cost components of $(526) million and $(32) million, respectively. See page 33 of the 2023 Third Quarter Form 10-Q.
d. Forecast reflects CECONY's February 2023 joint proposal for new electric and gas rate plans. The February 2023 joint proposal was approved by the NYSPSC in July 2023.

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Composition of Average Rate Base(a) (as of September 30, 2023) a. Average rate base for 12 months ended September 30, 2023. CECONY ($ in millions) Electric New York $26,040 Gas New York 9,563 Steam New York 1,801 Total CECONY $37,404 O&R ($ in millions) O&R Electric New York $1,072 O&R Gas New York 618 RECO New Jersey 334 Total O&R $2,024 Total Rate Base $39,428 CECONY Electric CECONY Gas CECONY Steam O&R Electric and Gas RECO 31

Average Rate Base Balances ($ in millions)



3-year CAGR 6.1%
O&R
CECONY
$28,515
$1,458
$27,057
$30,559
$1,551
$29,008
$32,359
$1,662
$30,697
$35,038
$1,799
$33,239
$37,309
$1,929
$35,380
$39,474
$1,983
$37,491
$42,290
$2,138
$40,152
$44,512
$2,239
$42,273
Actual
Forecast

		2018	2019	2020	2021	2022	2023E	2024E	2025E
CECONY	Electric (a)	$20,057	$21,149	$22,101	$23,614	$24,753	$26,095	$27,925	$29,362
	Gas (a)	5,581	6,408	7,110	8,008	8,924	9,647	10,428	11,063
	Steam (b)	1,419	1,451	1,486	1,617	1,703	1,749	1,799	1,848
O&R	Electric (c)	806	842	901	965	1,032	1,044	1,144	1,200
	Gas (c)	426	455	490	527	578	607	649	679
RECO	Electric (c)	226	254	271	307	319	332	345	360

a. Forecast for 2023, 2024 and 2025 reflects CECONY's February 2023 joint proposal that includes $1,214 million, $1,677 million, and $1,778 million, respectively, in regulatory deferral balances, primarily associated with energy efficiency, battery storage, electric vehicle make-ready, and the Brooklyn Queens Demand Management project. The February 2023 joint proposal was approved by the NYSPSC in July 2023.
b. Forecast for 2023, 2024 and 2025 reflects the joint proposal for CECONY's steam rate plan for the three-year period November 1, 2023 though October 31, 2026.
c. Amounts reflect the company's five-year forecast presented to the Board of Directors on January 19, 2023.

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Regulated Utilities' Rates of Return and Equity Ratios (12 Months ended September 30, 2023) Regulated Basis Authorized Actual CECONY Electric 9.1% (b) 9.5% Gas 9.1 (b) 9.2 Steam 9.3 (0.3) Overall – CECONY 9.1 9.0 CECONY Equity Ratio 48.0% 47.5% O&R Electric 9.2% 8.6% Gas 9.2 10.4 RECO 9.6 6.2 Overall – O&R 9.3 8.8 O&R Equity Ratio 48.0% 46.7% a. Weighted by rate base. b. Reflects an Authorized Return on Equity pro-rated 75%/25% between 8.8% and 9.25%. (a) (a) 33

Capital Investments ($ in millions)



$5,249
$248
$1,791
(a)
$3,210
$3,676
$205
$248
$3,223
$4,085
$3
$616
$3,466
$3,964
$31
$298
$3,635
$4,465
$65
$399
$4,001
$4,733
$58
$4,675
$4,859
$30
$4,829
$4,962
$30
$4,932
2018
2019
2020
Actual
2021
2022
2023E
2024E (b)
Forecast (c)
2025E (b)
CECONY & O&R - actual
CECONY & O&R - forecast
Clean Energy Businesses - actual
Con Edison Transmission - actual
Con Edison Transmission - forecast

a. 2018 includes Clean Energy Businesses' purchase of Sempra Solar Holdings, LLC.
b. Includes changes during 2023 to Con Edison's estimates for capital requirements for 2024 and 2025 to reflect decreases in CECONY's capital requirements of $11 million and $25 million in 2024 and 2025, respectively, included in the September 2023 steam joint proposal that is subject to approval by the NYSPSC and increases to Con Edison's capital requirements of $24 million in each of 2024 and 2025 for additional investments by Con Edison Transmission associated with the Propel NY Energy transmission project.
c. 2022 Form 10-K, page 31, as updated for matters described in (b). Con Edison's forecast reflects the divestiture of the Clean Energy Businesses in March 2023, CECONY's February 2023 joint proposal for new electric and gas rate plans that was approved by the NYSPSC in July 2023, the Brooklyn Clean Energy Hub and the petition filed with the NYSPSC in August 2023 for the Reliable Clean City - Idlewild Substation reliability project.

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Utilities' Capital Investments ($ in millions) $3,210 $3,223 $3,466 $3,635 $4,001 $4,675 $4,829 $4,932 2018 2019 2020 2021 2022 2023E 2024E 2025E Gas Electric Annual CECONY Capital Investments Annual O&R Capital Investments Electric Gas Steam Depreciation Electric Gas Depreciation 2018 1,861 1,050 94 1,276 138 67 77 2019 1,851 1,078 91 1,373 142 61 84 2020 2,080 1,044 122 1,598 159 61 90 2021 2,189 1,126 103 1,705 147 70 95 2022 2,522 1,128 108 1,778 167 76 98 2023E 3,168 1,128 103 1,939 200 76 105 2024E 3,267 1,155 108 2,109 218 81 113 2025E 3,348 1,120 109 2,222 275 80 118 Steam Depreciation Actual Forecast a. Forecast reflects CECONY's February 2023 joint proposal for new electric and gas rate plans that was approved by the NYSPSC in July 2023, the joint proposal for CECONY's steam rate plan for the three-year period November 1, 2023 though October 31, 2026 that is subject to approval by the NYSPSC, the Brooklyn Clean Energy Hub and the petition filed with the NYSPSC in August 2023 for the Reliable Clean City - Idlewild Substation reliability project. b. 2022 Form 10-K, page 31. (a)(b) 35

Financing Plan for 2023 Equity ($ in millions) 2023 Common Equity Issuance(a) $— Share Repurchase Up to $1,000 Debt ($ in millions) 2023 Long-term Debt Up to $2,100(b) a. Excludes common equity issued under the dividend reinvestment, employee stock purchase and long-term incentive plans. b. Updated investor guidance. See page 85 of the 2023 Third Quarter Form 10-Q. c. Excludes debt of CEB, which was sold in March 2023. d. Includes $400 million and $200 million borrowed under a 364-Day Senior Unsecured Term Loan Credit Agreement in June 2022 and January 2023, respectively. The loans were repaid in March 2023. Debt Maturities (c) ($ in millions) 2023 2024 2025 2026 2027 Con Edison $1,250(d) $— $— $— $— CECONY — 250 — 250 350 O&R — — — — 80 Total $1,250 $250 $— $250 $430 36

Financing Activity in 2023 Debt Financing ($ in millions) Issuer Amount Description Con Edison $200 In January, borrowed under a 364-day Senior Unsecured Term Loan due 2023, repaid in March 2023 CECONY $500 In February, issued 5.20% Debentures due 2033 O&R $50 In October, agreed to issue 6.59% Debentures due 2053 in December Credit Facilities ($ in millions) Entity Amount Description Con Edison $2,500 In March, Con Edison entered into a $2,500 million revolving credit facility which replaced a $2,200 million revolving credit facility that was set to expire in December 2023. CECONY $500 In March, CECONY entered into a $500 million 364-day revolving credit facility which replaced a $750 million 364-day revolving credit facility that was set to expire in March 2023. Share Repurchase ($ in millions) Entity Amount Description Con Edison $1,000 In March, Con Edison entered into an Accelerated Share Repurchase program. The final settlement of the program occurred in Q2 and as of September 30, 10,543,263 Common Shares have been returned to treasury shares. 37

Commercial Paper Borrowings ($ in millions) 38 a. In March 2023, Con Edison, CECONY and O&R entered into a $2.5 billion revolving credit facility to replace a $2.2 billion revolving credit facility that was to expire in December 2023 and CECONY entered into a $500 million, 364-day revolving credit facility to replace a $750 million, 364-day revolving credit facility that was set to expire in March 2023. The revolving credit facilities support Con Edison's, CECONY's and O&R's commercial programs.

Capital Structure – September 30, 2023 ($ in millions) Consolidated Edison, Inc. Baa2 / BBB+ / BBB+ CECONY Baa1 / A- / A- O&R Baa2 / A- / A- Parent and Other Debt $ 21,300 50% Equity 21,078 50 Total $ 42,378 100% Debt $ 19,583 51% Equity 19,113 49 Total $ 38,696 100% Debt $ 1,068 50% Equity 1,057 50 Total $ 2,125 100% Debt $ 649 42% Equity 908 58 Total $ 1,557 100% 39 Amounts shown exclude notes payable and include the current portion of long-term debt. Senior unsecured credit ratings shown in order of Moody's / S&P / Fitch. S&P and Fitch have stable outlooks for each entity. Moody's has positive outlook for Con Edison and CECONY, and a stable outlook for O&R. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Rating Agency Credit Metrics

In June 2023, Fitch affirmed the ratings for Con Edison and its subsidiaries and Moody's affirmed the rating for Orange and Rockland

Rating Agency	Rating / Outlook[a]	Rating Agency Key Metric[b]	Rating Agency Forecast[c]	Rating Agency Downgrade Threshold
Moody's Investors Services	• Con Edison: Baa2 / Positive • CECONY: Baa1 / Positive • O&R: Baa2 / Stable	CFO pre-WC[e] / Debt	• 17 - 19% • 17 - 19% • ~ 16%	• <13% • <13% • <13%
S&P Global Ratings[d]	• Con Edison: BBB+ / Stable • CECONY: A- / Stable • O&R: A- / Stable	Funds from operations to Debt	• 17 - 18% • 17 - 19% • 14 - 17%	• <16% • <16% • <16%
Fitch Ratings	• Con Edison: BBB+ / Stable • CECONY: A- / Stable • O&R: A- / Stable	Funds from operations-Adjusted Leverage	• ~4.6x • ~4.5x • ~4.8x	• >5.0x • >5.0x • >5.0x

This slide reflects the company's understanding of certain credit criteria of the rating agencies at this time, which are subject to change.

Source: Moody's Credit Opinion April 26, 2023 for Con Edison, CECONY and Moody's Credit Opinion June 14, 2023 for O&R; S&P Rating Action October 6, 2022 for Con Edison and S&P Rating Action March 13, 2023 for CECONY and O&R; Fitch Ratings press release "Fitch Affirms ConEd & Subsidiaries at 'BBB+'; Outlook Stable" June 16, 2023.

a. Represents senior unsecured ratings. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.
b. As defined and calculated by each respective rating agency. The rating agencies use other metrics that are not described on this slide.
c. Forecast represents: "through 2025" for Moody's regarding Con Edison and CECONY, and "through 2024" for O&R; "company will maintain" for S&P; "2023-2025" for Fitch regarding Con Edison and CECONY and "over 2024-2025" regarding O&R.
d. S&P rates CECONY and O&R on a group rating methodology with Con Edison.
e. CFO pre-WC is defined by Moody's as cash flow from operations before changes in working capital.

conEdison, inc.

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Income Statement - 2023 Third Quarter and Year-to-Date ($ in millions)

QTD	CECONY	O&R	CEBs[a]	CET[b]	Other[d]	Total
Total operating revenues	$3,590	$281	$—	$1	$—	$3,872
Depreciation and amortization	485	26	—	1	—	512
Other operating expenses	2,426	207	—	2	2	2,637
Total operating expenses	2,911	233	—	3	2	3,149
Gain on sale of the Clean Energy Businesses	—	—	—	—	(1)	(1)
Operating income (loss)	679	48	—	(2)	(3)	722
Other income (deductions)	184	12	—	8	3	207
Interest expense (income)	239	13	—	—	7	259
Income before income tax expense (benefit)	624	47	—	6	(7)	670
Income tax expense (benefit)	109	11	—	2	22	144
Net income (loss)	$515	$36	$—	$4	$(29)	$526
Loss attributable to non-controlling interest	—	—	—	—	—	—
Net income (loss) for common stock	$515	$36	$—	$4	$(29)	$526

YTD	CECONY	O&R	CEBs[a]	CET[c]	Other[d]	Total
Total operating revenues	$10,287	$803	$129	$3	$(3)	$11,219
Depreciation and amortization	1,428	78	—	1	—	1,507
Other operating expenses	7,109	625	92	8	(1)	7,833
Total operating expenses	8,537	703	92	9	(1)	9,340
Gain on sale of the Clean Energy Businesses	—	—	—	—	866	866
Operating income (loss)	1,750	100	37	(6)	864	2,745
Other income (deductions)	550	36	1	22	2	611
Interest expense (income)	695	38	16	2	7	758
Income before income tax expense (benefit)	1,605	98	22	14	859	2,598
Income tax expense (benefit)	297	23	3	4	89	416
Net income (loss)	$1,308	$75	$19	$10	$770	$2,182
Loss attributable to non-controlling interest	—	—	(3)	—	—	(3)
Net income (loss) for common stock	$1,308	$75	$22	$10	$770	$2,185

a. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses.

b. Net income for common stock for CET of $4 million includes pre-tax investment income of $7.2 million from New York Transco LLC for the three months ended September 30, 2023.

c. Net income for common stock for CET of $10 million includes pre-tax investment income of $22.5 million from New York Transco LLC for the nine months ended September 30, 2023.

d. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments.

Con Edison's consolidated financial statements and the notes thereto are in Part 1, Item 1 of the 2023 Third Quarter Form 10-Q.

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Condensed Statement of Cash Flows – 2023 Year-to-Date ($ in millions) CECONY O&R CEBs(c) CET Other(a)(c) Total Net cash flows from/(used in) operating activities $1,221 $127 $— $(145) $(22) $1,181 Net cash flows from/(used in) investing activities (3,178) (208) (248) (49) 4,035 352 Net cash flows from/(used in) financing activities 921 75 — 212 (3,725) (2,517) Net change for the period (1,036) (6) (248) 18 288 (984) Balance at beginning of period 1,056 35 248 — 191 1,530 Balance at end of period (b) 20 29 — 18 479 546 Less: Cash balances held for sale (c) — — — — 6 6 Balance at end of period excluding held for sale $20 $29 $— $18 $473 $540 a. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. b. See "Reconciliation of Cash, Temporary Cash Investments and Restricted Cash" in Note A in Item 1 of the 2023 Third Quarter Form 10-Q. c. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses. Con Edison’s consolidated financial statements and the notes thereto are in Part I, Item 1 of the 2023 Third Quarter Form 10-Q. 42

Condensed Balance Sheet - As of September 30, 2023 ($ in millions) Balance Sheet CECONY O&R CEBs(a) CET Other Total ASSETS Current assets $5,166 $355 $— $19 $399 $5,939 Investments 571 19 — 334 9 933 Net plant 45,658 2,860 — 17 — 48,535 Other noncurrent assets 8,192 388 — 7 411 8,998 Total assets $59,587 $3,622 $— $377 $819 $64,405 LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities $4,940 $362 $— $3 $745 $6,050 Noncurrent liabilities 15,951 1,135 — (85) (374) 16,627 Long-term debt 19,583 1,068 — — (1) 20,650 Equity 19,113 1,057 — 459 449 21,078 Total liabilities and equity $59,587 $3,622 $— $377 $819 $64,405 a. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses. Con Edison’s consolidated financial statements and the notes thereto are in Part 1, Item 1 of the 2023 Third Quarter Form 10-Q. 43

Our Clean Energy Future 44

Our Clean Energy Commitment: 5 Pillars Build the Grid of the Future Build a resilient, 22nd century electric grid that delivers 100% clean energy by 2040. Empower All of our Customers to Meet their Climate Goals Accelerate energy efficiency with deep retrofits, aim to electrify the majority of building heating systems by 2050, and all-in on electric vehicles. Reimagine the Gas System Decarbonize and reduce the utilization of fossil natural gas, and explore new ways to use our existing, resilient gas infrastructure to serve our customers' future needs. Lead by Reducing our Company’s Carbon Footprint Aim for net zero emissions (Scope 1) by 2040, focusing on decarbonizing our steam system and other company operations. Partner with our Stakeholders Enhance our collaboration with our customers and stakeholders to improve the quality of life of the neighborhoods we serve and live in, focusing on disadvantaged communities. 45 Source: Our Clean Energy Commitment

46 Region’s Clean Energy Vision 2025 2030 2035 2040 2050 New York State: 6 GW of private solar New York City: 500 MW of energy storage New York State: 40% reduction in greenhouse gas emissions (from 1990 levels) New York State: 70% of Electricity from Renewable Generation New York State: 6 GW of energy storage New York State: 10 GW of private solar New Jersey: Install zero-carbon- emission space heating and cooling systems in 400,000 homes and 20,000 commercial properties New York State: 9 GW off-shore wind New York City: City-owned non- emergency vehicles to be electric New York State/New Jersey: All new passenger vehicles will need to be zero- emission New Jersey: 100% Clean Energy New York State: 100% Zero Emissions electricity New York State: 85% reduction in greenhouse gas emissions (from 1990 levels) Con Edison is an essential partner for achieving regional clean energy goals

47 Achieving Clean Energy Goals New York's aggressive clean energy goals require significant new investment in the state's energy infrastructure, creating strong growth potential for the company. • Con Edison's demonstrated leadership in the clean energy transition guides the company's ESG efforts that remain core to its strategic direction • Con Edison's Clean Energy Commitment reflects aggressive clean energy goals from New York State and New York City that have remained strong • CECONY is investing $780 million in the Reliable Clean City transmission infrastructure project, $810 million in the Brooklyn Clean Energy Hub, and if approved, $1,200 million in the Reliable Clean City - Idlewild Project • Company performance on ESG exceeds industry standards as was recognized by Forbes (Best Companies for Diversity) and CPA-Zicklin Index of Corporate Political Disclosure & Accountability (top score of 100%) • $14.6 billion in total capital investments forecasted for 2023 through 2025 to achieve reliability, safety, and clean energy objectives

New York Greenhouse Gas Emissions Reduction Laws • Assembly Bill A3006C: State ban of fossil fuel use in new small buildings* starting in 2026, and in new large buildings starting in 2029 • NYC Local Law 154: Bans use of fossil fuels for new small buildings* by 2024 and for new large buildings by 2027 • New York City Local Law 97: Energy efficiency and greenhouse gas emissions limits • PlaNYC: Getting Sustainability Done: New York City Mayor Adams' strategies to reduce emissions in buildings and transportation *Both New York City LL154 and New York State law define "small buildings" not more than seven stories in height, "large buildings" as seven stories or more 48

Changing How Energy is Sourced and Consumed To achieve New York State and New York City clean energy goals of net zero by 2050, our utilities need to enable a fundamental change in how energy is sourced and consumed in our service territories 2021 GHG emissions (CECONY and O&R service areas) Source: New Jersey portion of O&R territory is excluded; “Other” emissions include agriculture, waste, and non-energy emissions Numbers as of: July 2023, per NYC GHG Inventory, NYS GHG Inventory, and internal analysis 49

Pathways to Carbon Neutrality CECONY's and O&R's combined initial gas system long-term plan has a 20-year horizon to achieve the CLCPA’s greenhouse gas emissions reduction targets and includes three pathways: (1) a reference pathway based on investments approved by the NYSPSC, (2) an alternate hybrid electric generation and low-carbon fuels pathway and (3) an alternate deep electrification pathway. The Utilities expect to file the final plan in December 2023, which is subject to NYSPSC approval. Source: CECONY, O&R Gas Long Term Plan Update- September 2023, page 4 Pathways expected to achieve CLCPA goals 50 (1)The CECONY and O&R Reference electric peaks are from 2023-2042, since the electric forecast through 2043 has not been finalized. (2)This is a correction from what is in the draft updated CECONY, O&R Gas Long Term Plan Update- September 2023

51 Con Edison Advancing its Clean Energy Goals In Q3 2023, roughly 26 MW customer-owned solar, 11 MW customer-owned battery storage, and roughly 550 EV plugs were installed Customer-Owned Solar, Installed Capacity (MW) Customer-Owned Battery Storage, Installed Capacity (MW) *Q1 - Q3 represented in 2023 EV Plugs Installed Under PowerReady Program, Cumulative Total 2023* Goal for 2025 INSTALLED EV PLUGS, TOTAL 4,580 241 18,996 2,916 LEVEL 2 PLUGS 4,351 239 18,539 2,845 DC FAST CHARGE PLUGS 229 2 457 71

52 Long-range Plans for a Safe, Reliable and Sustainable Future ◦ Clean Energy: Economy-wide net-zero GHG emissions in our service area by 2050 ◦ Climate Resilience: Increased resilience of our energy infrastructure to adapt to climate change These plans guide our programs and investments through 2050. We envision $72 billion in investments for CECONY and O&R over the next 10 years. Source: Long Range Plans | Con Edison ◦ Core Service: World-class safety, reliability, and security, while managing the rate impacts and equity challenges of the energy transition ◦ Customer Engagement: Industry-leading customer experience and facilitation through the energy transition CECONY O&R

53 Major Substation Construction Program We need to continue growing our electric infrastructure to prepare for peak demand growth *CECONY Annual Electric Peak Demand represented from 1948 – 2022 is not weather-adjusted, and the forecasted period from 2023 – 2028 is weather-adjusted.

54 New Distribution Substations and Transmission Stations Planned (CECONY): 2023 - 2033 Distribution (“Area”) Substations 1. Brooklyn, Gateway Park, 2028 2. Queens, Idlewild Area Station, 2028 Transmission Stations 1. Brooklyn, Vinegar Hill + Plymouth St., 2025 2. Brooklyn, Brooklyn Clean Energy Hub, 2027 3. Queens, Eastern Queens, 2028 Projects are reflected in CECONY’s three-year capital investment forecasts Meeting Growing Demand

55 Reliable Clean City- Proposed Idlewild Project CECONY filed a Petition on August 22 requesting authorization and cost recovery to construct two new substations in Jamaica, Queens (the Reliable Clean City - Idlewild Project) • $1.2 billion project required due to increased load forecast driven by vehicle electrification and projected economic growth in the area which will exceed current capabilities by over 50 MW by 2032 • Cost recovery through surcharge or base rates • Projected in-service date is May of 2028 • CECONY's petition is subject to approval by the NYSPSC • Idlewild will increase the network reliability in the area and provide capacity for future load growth • Supports New York State’s and CLCPA electrification goals as well as creation of new points of interconnection for energy storage and future clean energy projects Source: Petition of Consolidated Edison Company of New York, Inc. for Authorization and Cost Recovery for the Reliable Clean City – Idlewild Project, August 22, 2023

Con Edison Environmental, Social & Governance Resources • Climate Change Resilience and Adaptation Plan – January 2021 • CECONY - Climate Change Vulnerability Study –September 2023 • O&R - Climate Change Vulnerability Study - September 2023 • Diversity and Inclusion Report examines Con Edison's diverse and inclusive culture • 2023 Proxy Statement • Highlighting how the Company supports our communities through Community Partnerships • Our Standards of Business Conduct guide our Political Engagement • Con Edison’s Clean Energy Vision looking toward a clean energy future • Sustainability Report - Con Edison's Sustainability report • 2023 Clean Energy Future Presentation Our ESG reporting standards (updated September 2023): • Edison Electric Institute / American Gas Association ESG templates – Industry reporting standards • Sustainability Accounting Standards Board (SASB) – Broad ESG reporting standard • Task Force on Climate-Related Financial Disclosures (TCFD) – Broad ESG reporting standard • Equal Employment Opportunity Component 1 Report (EEO-1) - Federal employer information report • Our environmental impacts including carbon emissions disclosures are filed with the Carbon Disclosure Project (CDP) Link to more ESG resources: https://conedison.gcs-web.com/environmental-social-and-governance-esg-resources 56

Recognition and Accolades • As You Sow Racial Justice Report 2022 • 2022 Human Rights Campaign Corporate Equality Index • Energy Star Partner of the Year 2022 • Forbes Best Companies for Diversity Number 2 among utilities • CPA-Zicklin Index of Corporate Political Disclosure and Accountability 2022 “Trendsetter” • 2022 ReliabilityOne Award for Outstanding Reliability Performance and Outstanding Technology & Innovation • Black Enterprise Best Companies for Diversity, Equity & Inclusion 2022 57

3rd Quarter 2023 Earnings Release Presentation November 2, 2023 58